EXHIBIT 4.01

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of March 29, 2002, by and among Netopia, Inc., a Delaware corporation (“Netopia”), DoBox, Inc., a Delaware corporation (“DoBox”), and DB Holding Company, LLC, a Delaware limited liability company (“DBHC”).

BACKGROUND

A.    Netopia and DoBox have entered into an Asset Purchase Agreement dated as of March 29, 2002 (the “Acquisition Agreement”), pursuant to which Netopia will purchase certain assets, and assume certain liabilities, of DoBox as set forth in the Acquisition Agreement (the “Transaction”). The capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Acquisition Agreement.

B.    The Acquisition Agreement provides that Netopia will grant DoBox certain registration rights with respect to the shares of Netopia Common Stock that are issued to DoBox in the Transaction, on the terms, and subject to the conditions and limitations, set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.    REGISTRATION RIGHTS.

1.1.    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“DoBox Person” means DBHC or any other Person who was a Stockholder, option holder or Employee of DoBox immediately before the closing of the Transaction.

“Holder” means DoBox, DBHC and any other DoBox Person to whom Registrable Shares and registration rights hereunder are transferred pursuant to Section 2 of this Agreement.

The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement.

Netopia, Inc.

Registration Rights Agreement

“Registrable Shares” means (a) the shares of Netopia Common Stock that are issued pursuant to the Acquisition Agreement and (b) and any shares of Netopia Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Netopia Common Stock described in clause (a) of this subsection.

“Rule 144” means SEC Rule 144 promulgated pursuant to the 1933 Act, and any successor rule.

“SEC” means the U.S. Securities and Exchange Commission.

1.2.    Registration.

(a)    Before the first anniversary of the Closing Date, Netopia shall use all commercially reasonable efforts to prepare and file a registration statement on Form S-3 (or other available form) with the SEC covering the resale of the Registrable Shares (the “Registration Statement”), and to cause the Registration Statement to be declared effective on the first anniversary of the Closing Date or as soon as reasonably practicable thereafter.

(b)    Notwithstanding the foregoing, Netopia shall have no obligation to keep the Registration Statement effective with respect to any Holder who can sell all of such Holder’s Registrable Shares without volume limitation in a 90 day period pursuant to Rule 144 (by complying with the requirements of Rule 144). Netopia shall provide a notice to such Holder to the effect that in the opinion of Netopia’s counsel the Holder may sell all of the Registrable Shares held by that Holder in a 90 day period pursuant to Rule 144 (by complying with the requirements of Rule 144).

1.3.    Expenses.    Netopia will pay all expenses of any registration effected under this Section 1, other than the fees and expenses of counsel to the Holders.

1.4.    Termination of Registration.    Netopia shall use all commercially reasonable efforts to maintain the effectiveness of the Registration Statement for up to three hundred and sixty-five (365) days from the effective date of the Registration Statement but may terminate the Registration Statement sooner (a) at such time as all of the Registrable Shares covered by the Registration Statement have been sold, or (b) as to any particular Holder, at such time as, in the opinion of Netopia’s counsel, the Holder may sell all of the Registrable Shares held by that Holder commencing one year after the Closing Date in a 90 day period pursuant to Rule 144 (by complying with the requirements of Rule 144).

1.5.    Agreement Not to Sell.    Except for sales made in compliance with Rule 144, until a Registration Statement has been filed and declared effective Holder will not sell any Registrable Shares publicly on the Nasdaq Stock Market or any other stock exchange or market system on which securities of the same class as the Registrable Shares are traded.

Netopia, Inc.

Registration Rights Agreement

1.6.    Sale Notice.    Holder shall give at least two business days’ prior written notice (a “Sale Notice”) to Netopia of any proposed sale of any Registrable Shares pursuant to the Registration Statement and shall not make such sale (i) unless such two business days lapse without response from Netopia, (ii) during any Specified Blackout Period or Other Blackout Period as described below, or (iii) if Netopia responds within such two business day period by stating that a prospectus supplement or post-effective amendment will be filed pursuant to this Agreement or that it is necessary for Netopia to make an appropriate filing under the Securities Exchange Act of 1934, as amended (the “1934 Act”), so as to cause the prospectus to become current, until Netopia has notified Holder that any such post-effective amendment has become effective, prospectus supplement has been filed or 1934 Act filing has been made. If Netopia determines that an amendment, supplement or 1934 Act filing will be prepared or filed as provided above, it will (A) cause the amendment, supplement or filing to be made as soon as practicable thereafter and, in all events, within 45 days from the date of delivery of the Sale Notice and, in the case of an amendment, become effective and (B) notify Holder promptly, but in no event later than two (2) business days following the effectiveness of such amendment or the filing of such supplement or 1934 Act filing, that such tasks have been completed. A Sale Notice shall be effective for 30 days after the date upon which Holder is first entitled to sell the Registrable Shares proposed for sale following a Sale Notice.

1.7.    Blackout Period.    Notwithstanding any other provision of this Agreement, Holder acknowledges that Netopia has insider trading policies that prohibit certain persons from acquiring or disposing of securities of Netopia during certain specified periods because of the likelihood of the existence of a material development or potential material development involving Netopia which has not been publicly disclosed (“Material Nonpublic Information”) (such specified periods referred to as “Specified Blackout Periods”), and that at other times when such a person indicates a desire to acquire or dispose of securities of Netopia, Netopia may advise against, and/or prohibit such persons from, engaging in such transaction because of the existence of Material Nonpublic Information, until (a) such information is no longer Material Nonpublic Information or (b) until further public disclosures (including, without limitation, an amendment or supplement to a registration statement or a 1934 Act filing) of such information are made (such periods are referred to as “Other Blackout Periods”). Holder agrees that it will not sell any Registrable Shares pursuant to the Registration Statement during any Specified Blackout Period. In addition, each Holder agrees that Netopia may delay Holder’s ability to sell Registrable Shares pursuant to the Registration Statement if Netopia delivers a notice to Holder (a “Blackout Notice”) to the effect that an Other Blackout Period is in effect. In such an event, Holder shall immediately cease any sales of Registrable Shares pursuant to the Registration Statement and shall not sell any further Registrable Shares from the period commencing with receipt of the Blackout Notice and ending upon receipt of the notice referred to in the next sentence that the Other Blackout Period has terminated. If Holder has delivered a Sale Notice and Netopia has delivered a Blackout Notice, then Netopia shall notify Holder promptly but in no event later than two (2) business days following the termination of any Other Blackout Period.

1.8.    Cooperation by Holder.    It will be a condition precedent to the obligations of Netopia to register any Registrable Shares pursuant to this Agreement that Holder furnish to Netopia for inclusion in the Registration Statement such information regarding Holder and the Registrable Shares and the intended method of disposition of such securities as shall be required to timely effect the registration of the Registrable Shares.

1.9.    Manner of Sales.    Holder will sell the Registrable Shares pursuant to the Registration Statement only in “brokers’ transactions” (as defined in Rule 144).

Netopia, Inc.

Registration Rights Agreement

1.10.    Obligations of Netopia.    In connection with any registration effected pursuant to this Agreement, Netopia shall, as expeditiously as reasonably possible, take the following actions:

(a)    Amendment, Supplements.    Subject to the provisions of Section 1.6 above, Netopia will prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with the Registration Statement as Netopia determines may be necessary or appropriate, and use all commercially reasonable efforts to have such post-effective amendments declared effective as promptly as practicable. Netopia will notify Holder promptly when a prospectus, any prospectus supplement or post-effective amendment has been filed and, with respect to any post-effective amendment, when the same has become effective.

(b)    Copies of Prospectus.    Netopia will furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by it that are included in such registration.

1.11.    Rule 144 Information.    With a view to making available the benefits of Rule 144, Netopia shall use all commercially reasonable efforts to (a) make “available” “adequate current public information” regarding Netopia (as those terms are understood and defined in Rule 144) at all times from and after the Closing Date, and (b) cause its general counsel or other securities counsel to Netopia, at Netopia’s cost, to issue a customary opinion regarding the availability of Rule 144 with respect to a Holder’s proposed sale of Registrable Shares pursuant to Rule 144; provided that Netopia shall not be required to bear the cost of more than one opinion for any single Holder.

2.    ASSIGNMENT AND AMENDMENT.

2.1.    Assignment; Transfer of Registrable Shares and Registration Rights.    Notwithstanding anything herein to the contrary, the rights of a Holder under this Agreement may be assigned only with Netopia’s express prior written consent, which may be withheld in Netopia’s sole discretion; provided, however, that the rights of a Holder under this Agreement may be assigned without Netopia’s express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that any assignee described in this sentence agrees in writing to be bound by all the obligations of the Holders under this Agreement and, if Netopia so requests, executes a counterpart signature page to this Agreement agreeing to be bound as a “Holder.” Any attempt to assign any rights of a Holder under this Agreement without Netopia’s express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are “Permitted Assignees” of a Holder for purposes of this Agreement: (a) a trust whose beneficiaries consist solely of such Holder or such Holder’s immediate family; (b) the personal representative (such as an executor of such Holder’s will), custodian or conservator of such Holder, in the case of the death, bankruptcy or adjudication of incompetency of such Holder; (c) partners of such Holder (if such Holder is a partnership); or (d) a DoBox Person.

Netopia, Inc.

Registration Rights Agreement

2.2.    Amendment of Rights.    Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Netopia and Holders holding a majority of the aggregate number of outstanding Registrable Shares held by all Holders at the time of such amendment or waiver. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Holder, each permitted successor or assignee of such Holder and Netopia; provided, however, that any such amendment or waiver shall not increase the obligation of any Holder without the specific written consent of such Holder.

3.    GENERAL PROVISIONS.

3.1.    Notices.    All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, one business day after transmission by telecopier with confirmation of receipt, three (3) days after mailing if sent by mail, and one (1) business day after dispatch if sent by express courier for overnight delivery, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to Netopia:	Netopia, Inc.
2470 Mariner Square Loop
Alameda, CA 94501
Attention: David A. Kadish
Fax: (510) 814-5271

With a copy to:	Fenwick & West LLP
815 Connecticut Ave., Suite 200
Washington, D.C. 20006
Attention: C. Kevin Kelso
Fax: (202) 463-6520

If to DoBox:	DoBox, Inc.
Attn.: Nicole Toomey Davis, President and CEO
11457 South 700 West
Draper, UT 84020
Fax Number: (801) 446-4405

Netopia, Inc.

Registration Rights Agreement

With a copy to:	Argue Pearson Harbison & Myers, LLP
Attn: Eric W. Pearson, Esq.
10 W. Broadway, Suite 500
Salt Lake City, Utah 84101
Fax: (801) 519-0400

If to DBHC:	DB Holding Company, LLC
Attention: Richard A. Marin, Manager
c/o Beehive Ventures, LLC
821 Broadway
New York, NY 10003
Fax Number: (212) 777-1172

With a copy to:	Argue Pearson Harbison & Myers, LLP
Attn: Eric W. Pearson, Esq.
10 W. Broadway, Suite 500
Salt Lake City, Utah 84101
Fax: (801) 519-0400

3.2.    Entire Agreement.    This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.3.    Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by the laws of the State of California except for those provisions governing conflict of laws, notwithstanding that one or more of the parties to this Agreement is now, or may hereafter become, a resident or citizen of a different State. Each party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts for Alameda County, California in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default of this Agreement, or otherwise arising under or by reason of this Agreement, and agrees that service of process in any such action may be effected by the means provided in this Agreement for delivery of notices.

3.4.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.5.    Third Parties.    Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

3.6.    Successors And Assigns.    Subject to the provisions of Section 2.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

Netopia, Inc.

Registration Rights Agreement

3.7.    Captions.    The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

3.8.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9.    Costs and Attorneys’ Fees.    In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

3.10.    Absence of Third-Party Beneficiary Rights.    No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

3.11.    Effectiveness of Agreement.    Regardless of when signed, this Agreement will not become effective or binding unless and until the Closing of the Transactions contemplated by the Purchase Agreement.

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Netopia, Inc.

Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

NETOPIA, INC.

By:	/s/ Alan B. Lefkof

Name:	Alan B. Lefkof

Title:	President and CEO

DOBOX, INC.

By:	/s/ Nicole Toomey Davis

Name:	Nicole Toomey Davis

Title:	President and CEO

DB HOLDING COMPANY, LLC

By:	/s/ Richard A. Marin

Name:	Richard A. Marin

Title:	Manager

[Signature Page To Registration Rights Agreement]